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                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)


                                                       Three Months
                                                          Ended
                                                        March 31,
                                                        ---------
                                                     2000        1999
                                                     ----        ----
Earnings before income taxes and equity in
  earnings of associated companies                   42.5        39.2
Add:
  Distributed income of associated companies          0.6         0.1
  Amortization of capitalized interest                  -           -
  Fixed Charges                                       8.8         8.7
Less:
  Capitalized interest                                  -           -
                                                     ----        ----
Earnings as adjusted                                 51.9        48.0

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                          7.8         7.5
  Portion of rents representative of the
    interest factor                                   1.0         1.2
                                                     ----        ----
Fixed charges                                         8.8         8.7
                                                     ----        ----
Ratio of earnings to fixed charges                    5.9         5.5
                                                     ====        ====